Exhibit 99.1

THE TILE SHOP REPORTS FIRST QUARTER 2018 RESULTS

DECLARES CASH DIVIDEND

MINNEAPOLIS – April 19, 2018 – Tile Shop Holdings, Inc. (Nasdaq: TTS) (the “Company”), a specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories, today announced results for its first quarter ended March 31, 2018.

First Quarter Summary

Comparable Store Sales Declined 6.8%

70.3% Gross Margin

Diluted Earnings per Share of $0.08

GAAP Net Income of $4.0 million; Adjusted EBITDA of $13.8 million

Opened 2 new stores in Q1 – 140 stores open at end of Q1

Completed 4 store remodels in Q1

Management Commentary

“During the first quarter, we eliminated advertised price promotions which contributed to an increase in our gross margin rate back to the high-end of where we typically expect.  This was a great early sign that our key initiatives are taking hold as we return to what Tile Shop is known for,” said Robert Rucker, interim CEO.  “Without using the promotional lever in the quarter we did experience the volatility in traffic and sales at comparable stores relative to last year that we expected.  However, we are getting our new tile product on the floors of our showrooms fast and I am encouraged by the initial sales results from the new products we’ve recently added to our assortment.  We are also making strides with winning back our pros, as pro feedback continues to be positive and pro sales metrics are starting to reflect this fact.  In addition, our investments in remodels, store compensation and training are helping us build on our commitment to provide exceptional service to all of our customers.  Although much work remains, we are confident we are on the right path.”

	Three Months Ended
(unaudited, amounts in thousands, except per	March 31,
share data)	2018	2017
Net sales	$91,134	$92,135
Net sales (decline) growth(1)	(1.1)%	8.8%
Comparable store sales (decline) growth(2)	(6.8)%	4.9%
Gross margin rate	70.3%	70.3%
Income from operations as a % of net sales	6.7%	14.7%
Net income	$4,011	$8,009
Net income per diluted share	$0.08	$0.15
Adjusted EBITDA	$13,763	$20,747
Adjusted EBITDA as a % of net sales	15.1%	22.5%
Number of stores open at the end of period	140	126
(1)	As compared to the prior year period.
(2)

Comparable store sales growth is the percentage change in sales of comparable stores period over period. A store is considered comparable on the first day of the 13th full month of operation. When a store is relocated, it is excluded from the comparable store sales growth calculation. Comparable store sales growth amounts include total charges to customers less any actual returns. Comparable store sales data reported by other companies may be prepared on a different basis and therefore may not be useful for purposes of comparing the Company’s results to those of other businesses.

HIGHLIGHTS FOR THE FIRST QUARTER 2018

Net Sales

Net sales decreased $1.0 million, or 1.1%, from $92.1 million in the first quarter of 2017 to $91.1 million in the first quarter of 2018. The decrease was due to a  comparable store sales decrease of 6.8%, or $6.3 million, offset by net sales of $5.3 million from stores not included in the comparable store base.  The decrease in comparable store sales in the first quarter was traffic-related due in part to the Company’s elimination of advertised price promotions.

Gross Profit

Gross profit decreased $0.7 million, or 1.1%, from $64.7 million in the first quarter of 2017 to $64.0 million in the first quarter of 2018. Gross margin rate was 70.3% for the first quarter of both 2017 and 2018.  The gross margin rate improved sequentially from the 66.8% reported for the fourth quarter of 2017 primarily due to decreased promotional activity.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $6.7 million, or 13.1%, from $51.2 million in the first quarter of 2017 to $57.9 million in the first quarter of 2018.  The $6.7 million increase was driven primarily by costs associated with opening and operating fourteen new stores over the past twelve months.

Inventory

Inventory increased $19.0 million, or 27.5%, from $69.3 million at March 31, 2017 to $88.3 million at March 31, 2018.  The increase was the result of the Company’s strategy to expand its product assortment and improve its product presentation.

Long-Term Debt

During the quarter, the Company reduced its long-term debt by approximately $1.9 million. As part of its ongoing efforts to enhance its capital structure, the Company amended its credit agreement to reduce the minimum fixed charge ratio to 1.35 and to increase the maximum rent adjusted leverage ratio to 4.0.

Store Expansion and Investment

The Company opened two new retail stores in the first quarter of 2018, consisting of its second Connecticut location in Hartford, CT and its third location in the Austin, TX area in Round Rock, TX. As of March 31, 2018, the Company operates 140 stores in 31 states and the District of Columbia. The Company also remodeled four stores during the first quarter of 2018.

DIVIDEND

The Board of Directors has declared a quarterly dividend of $0.05 per common share. The dividend is payable May 11, 2018 to shareholders of record at the close of business on April 30, 2018.

OUTLOOK

The Company reiterates its previously communicated annual outlook:

•	Capital investment of approximately $27 to $32 million, including remodeling approximately 30 stores to support its product presentation strategy.
•	Inventory investment of approximately 25% to 35% year over year, over the next several quarters, to support our product assortment strategy.
•

Selling, general and administrative (“SG&A”) expense increase of approximately $5 to $7 million to support its service strategy, including increased expenses for (1) the addition of regional sales leader positions, (2) sales and warehouse staff compensation, and (3) customer relationship management and content management capabilities.  The $5 to $7 million increase in SG&A expense is incremental to the expected SG&A expense increases associated with a full year of operations for the fifteen stores opened in 2017 and the three new stores opening in 2018.

Longer term, the Company remains committed to achieving both Adjusted EBITDA margin and pretax return on capital employed of greater than 20%.

NON-GAAP INFORMATION

The Company presents Adjusted EBITDA to provide useful information to investors regarding the Company’s performance.

Adjusted EBITDA for the first quarter of 2018 was $13.8 million compared with $20.7 million for the first quarter of 2017.    See the “Adjusted EBITDA Reconciliation” table below for a reconciliation of GAAP net income to Adjusted EBITDA.

Adjusted EBITDA Reconciliation

	Three Months Ended
($ in thousands)	March 31,
	2018	2017
GAAP net income	$4,011	$8,009
Interest expense	554	485
Income taxes	1,581	5,075
Depreciation and amortization	7,000	6,336
Stock-based compensation	617	842
Adjusted EBITDA	$13,763	$20,747	(1)

(1) In prior periods, the Company also adjusted for special charges, including shareholder and other litigation costs. The Company has recast the Adjusted EBITDA presentation for the three months ended March 31, 2017 to conform to the current presentation.

Webcast and Conference Call

As announced on April 6, 2018, the Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Thursday,  April 19, 2018.  The call will be hosted by Bob Rucker, interim CEO, Kirk Geadelmann, CFO, Cabell Lolmaugh, Senior Vice President and COO, and Ken Cooper, Investor Relations.

Participants may access the live webcast by visiting the Company’s Investor Relations page at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597, or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

Additional details can be located at www.tileshop.com under the Financial Information – SEC Filings section of the Company’s Investor Relations page.

Contacts:

Investors and Media:

Ken Cooper

763-852-2950

ken.cooper@tileshop.com

About The Tile Shop

The Tile Shop (Nasdaq: TTS) is a leading specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of high quality products, exclusive designs, knowledgeable staff and exceptional customer service in an extensive showroom environment. Each store is outfitted with up to 50 full-room tiled displays which are enhanced by the complimentary Design Studio, a collaborative platform to create customized 3-D design renderings to scale, allowing customers to bring their design ideas to life. The Tile Shop currently operates 140 stores in 31 states and the District of Columbia, with an average size of 20,200 square feet and sells products online at www.tileshop.com.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, and stock based compensation.  In prior periods, the Company also adjusted for special charges, including shareholder and other litigation costs. The Company has recast the Adjusted EBITDA presentation for the three months ended March 31, 2017 to conform to the current presentation. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations.  Company management uses these non-GAAP measures to compare Company performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes.  These measures are used in monthly financial reports prepared for management and the Board of Directors.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Company management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the Company’s consolidated financial statements.  In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results.  The Company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate the business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores).  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores.  The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.  Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share data)

	(Unaudited)	(Audited)
	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$7,152	$6,621
Restricted cash	835	855
Trade receivables, net	2,885	2,381
Inventories	88,317	85,259
Income tax receivable	4,616	5,726
Other current assets, net	6,559	4,717
Total Current Assets	110,364	105,559
Property, plant and equipment, net	150,156	151,405
Deferred tax assets	11,228	11,654
Other assets	1,947	2,107
Total Assets	$273,695	$270,725

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$25,986	$30,771
Current portion of long-term debt	9,459	8,833
Income tax payable	43	17
Other accrued liabilities	29,665	22,413
Total Current Liabilities	65,153	62,034
Long-term debt, net	15,692	18,182
Capital lease obligation, net	543	576
Deferred rent	41,958	41,290
Other long-term liabilities	4,477	4,769
Total Liabilities	127,823	126,851

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 52,429,157 and 52,156,850 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	178,126	180,109
Accumulated deficit	(32,288)	(36,239)
Accumulated other comprehensive loss	29	(1)
Total Stockholders' Equity	145,872	143,874
Total Liabilities and Stockholders' Equity	$273,695	$270,725

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

($ in thousands, except share, and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Net sales	$91,134	$92,135
Cost of sales	27,096	27,390
Gross profit	64,038	64,745
Selling, general and administrative expenses	57,927	51,212
Income from operations	6,111	13,533
Interest expense	(554)	(485)
Other income	35	36
Income before income taxes	5,592	13,084
Provision for income taxes	(1,581)	(5,075)
Net income	$4,011	$8,009

Income per common share:
Basic	$0.08	$0.16
Diluted	$0.08	$0.15

Weighted average shares outstanding:
Basic	51,881,681	51,523,627
Diluted	51,899,210	52,140,945

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Gross margin rate	70.3%	70.3%
SG&A expense rate	63.6%	55.6%
Income from operations margin rate	6.7%	14.7%
Adjusted EBITDA margin rate	15.1%	22.5%

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

($ in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Cash Flows From Operating Activities
Net income	$4,011	$8,009
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	7,000	6,336
Amortization of debt issuance costs	167	174
Loss on disposals of property, plant and equipment	71	75
Deferred rent	1,039	710
Stock based compensation	617	842
Deferred income taxes	426	1,223
Changes in operating assets and liabilities:
Trade receivables	(504)	(559)
Inventories	(3,058)	5,016
Prepaid expenses and other assets	(1,771)	4,589
Accounts payable	(6,085)	(2,413)
Income tax receivable / payable	1,135	3,888
Accrued expenses and other liabilities	6,810	(7,836)
Net cash provided by operating activities	9,858	20,054
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(4,846)	(9,963)
Net cash used in investing activities	(4,846)	(9,963)
Cash Flows From Financing Activities
Payments of long-term debt and capital lease obligations	(16,904)	(16,272)
Advances on line of credit	15,000	15,000
Dividends paid	(2,600)	(2,581)
Proceeds from exercise of stock options	-	42
Employee taxes paid for shares withheld	-	(32)
Net cash used in financing activities	(4,504)	(3,843)
Effect of exchange rate changes on cash	3	5
Net change in cash	511	6,253
Cash, cash equivalents and restricted cash beginning of period	7,476	10,336
Cash, cash equivalents and restricted cash end of period	$7,987	$16,589
Supplemental disclosure of cash flow information
Purchases of property, plant and equipment included in accounts payable and accrued expenses	$1,895	$2,867
Cash paid for interest	558	481
Cash paid (received) for income taxes, net	1	(44)